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                                                       U. S. SECURITIES AND EXCHANGE COMMISSION
FORM 4                                                            Washington, D.C. 20549
[ ]  Check box if no longer subject to Section 16.
     Form 4 or Form 5 obligations may continue.
     See Instruction 1(b).
                                                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                         Filed pursuant to Section 16(a) of  the Securities Exchange Act of  1934, Section 17(a) of the Public
                               Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1. Name and Address of           2. Issuer Name and Ticker or Trading Symbol               6.  Relationship of Reporting Person to
   Reporting Person*                                                                           Issuer (Check all applicable)

Russ     James       G.          Gold Banc Corporation, Inc. (GLDB)                        X   Director           10% Owner
--------------------------------------------------------------------------------          ---                 ---
(Last)   (First)   (Middle)      3. IRS or Social Security    4.  Statement for                Officer            Other
                                    Number of Reporting            Month/Year             ---  (give title    --- (specify
                                    Person (Voluntary)                                          below)             below)
16500 Singletary Road                                           August 28, 2002
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          (Street)                                            5.  If Amendment, Date of   7. Individual or Joint/Group Filing
                                                                  Original (Month/Year       (Check applicable line)
                                                                                           X   Form filed by One Reporting
                                                                                          ---  Person
                                                                                          ___  Form filed by More than One
Myakka City   Florida  34251                                                                   Reporting Person
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(City)    (State)    (Zip)              Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned.

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

1. Title of Security     2.  Trans-     3.  Trans-     4.  Securities Acquired (A)  5. Amount of      6.  Ownership   7.  Nature of
   (Instr. 3)                action         action         or Disposed of (D)          Securities         Form:           Indirect
                             date:          Code           (Instr. 3, 4 and 5)         Beneficially       Direct          Beneficial
                             (Month/        (Instr. 8)                                 Owned at           (D) or          Ownership
                             Day/                                                      End of Mth.        Indirect        (Instr. 4)
                             Year)                                                     (Instr. 3          (I)
                                                                                       and 4)             (Instr. 4)

                                                       -------------------------

                                        Code      V    Amount   (A) or   Price
                                                                (D)
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Common Stock            08/28/02         S              5,000    D        $10.30          299,361             D
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* If the Form is filed by more than one Reporting Person, see instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially
          owned directly or indirectly.                                                                            Page 1 of 2 Pages


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FORM 4 (continued)            Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

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
1.Title of   2.Conver-  3.Trans-  4.Transac-  5.Number of  6.Date        7.Title      8.Price of   9.Number    10.Owner-   11.Nature
  Derivative   sion or    action    tion Code   Derivative   Exercisable   and Amount   Derivative   of Deriv-    ship        of In-
  Security     Exercise   Date      (Instr. 8)  Securities   and           of           Security     ative        Form of     direct
  (Inst. 3)    Price of   (Month/               Acquired     Expiration    Underlying   (Instr. 5)   Securities   Deriv-      Bene-
               Deriv-     Day/                  (A) or       Date          Securities                Beneficial-  ative       ficial
               ative      Year)                 Disposed     (Month/Day/   (Instr. 3                 ly Owned at  Security;   Owner-
               Security                         of (D)       Year)         and 4)                    End of       Direct      ship
                                                (Instr.3,                                            Month        (D) or      (Instr
                                                4, and 5)                                            (Instr. 4)   Indirect     4)
                                                                                                                  (I)
                                                                                                                  (Instr. 4)
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                                    Code  V   (A)   (D)   Date    Expira-
                                                          Exer-   tion Date
                                                          cisable

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Explanation of Responses:

                                                    /s/ James G. Russ                        8/28/02
                                                    --------------------------------     -----------------
                                                    **Signature of Reporting Person           Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                   Page 2 of 2 Pages

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